SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Brooklyn Federal Bancorp, Inc.

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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2)	Aggregate number of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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4)	Proposed maximum aggregate value of transaction:

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☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

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[BROOKLYN FEDERAL BANCORP, INC. LETTERHEAD]

January 11, 2008

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Brooklyn Federal Bancorp, Inc. (the “Company”).  The Company is the holding company of Brooklyn Federal Savings Bank, and our common stock is traded on the NASDAQ Global Market under the symbol “BFSB.”  The Annual Meeting will be held at Brooklyn Federal Savings Bank’s main office, located at 81 Court Street, Brooklyn, New York, at 4:00 p.m., New York time, on Tuesday, February 19, 2008.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted.  During the Annual Meeting we will also report on the operations of the Company.  Directors and officers of the Company, as well as a representative of our independent auditors, will be present to respond to any questions that stockholders may have.

The Annual Meeting is being held so that stockholders may consider the election of four directors and the ratification of the appointment of Beard Miller Company LLP as the Company’s independent registered public accounting firm for fiscal year 2008.  For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends that you elect the four recommended nominees as directors and vote “FOR” the appointment of Beard Miller Company LLP.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting.  This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.  Your vote is important, regardless of the number of shares that you own.

Sincerely,

Angelo J. Di Lorenzo
Chief Executive Officer

Brooklyn Federal Bancorp, Inc.
81 Court Street
Brooklyn, New York 11201
(718) 855-8500

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On February 19, 2008

Notice is hereby given that the Annual Meeting of Stockholders of Brooklyn Federal Bancorp, Inc. (the “Company”) will be held at Brooklyn Federal Savings Bank’s main office, located at 81 Court Street, Brooklyn, New York, on Tuesday, February 19, 2008 at 4:00 p.m., New York time.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon:

1.	The election of four directors to the Board of Directors;

2.	The ratification of the appointment of Beard Miller Company LLP as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2008; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof.  The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned.  Stockholders of record at the close of business on January 3, 2008, are the stockholders entitled to vote at the Annual Meeting, and at any adjournments thereof.  A list of stockholders entitled to vote at the Annual Meeting will be available at 81 Court Street, Brooklyn, New York, for a period of ten days prior to the Annual Meeting and will also be available for inspection at the meeting itself.

EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.  A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE.  ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.  HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

By Order of the Board of Directors

Sandra E. Weiss
Secretary
January 11, 2008

A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

Brooklyn Federal Bancorp, Inc.
81 Court Street
Brooklyn, New York 11201
(718) 855-8500

ANNUAL MEETING OF STOCKHOLDERS
February 19, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Brooklyn Federal Bancorp, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), which will be held at Brooklyn Federal Savings Bank’s main office, located at 81 Court Street, Brooklyn, New York, on Tuesday, February 19, 2008, at 4:00 p.m., New York time, and all adjournments of the Annual Meeting.  The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about January 11, 2008.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below.  Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof.  Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon.  Where no instructions are indicated, validly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement.  If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

A proxy may be revoked at any time prior to its exercise by sending written notice of revocation to the Secretary of the Company at the address shown above, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.  However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.  The presence at the Annual Meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

VOTING PROCEDURES AND METHODS OF COUNTING VOTES

Holders of record of the Company’s common stock, par value $0.01 per share, as of the close of business on January 3, 2008 (the “Record Date”) are entitled to one vote for each share then held.  As of the Record Date, the Company had 13,268,058 shares of common stock issued and outstanding, 9,257,500 of which were held by BFS Bancorp, MHC (the “Mutual Holding Company”), and 4,010,558 of which were held by stockholders other than the Mutual Holding Company (“Minority Stockholders”).  The presence in person or by proxy of a majority of the total number of shares of common stock outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting.  Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies. However, the presence by proxy of the Mutual Holding Company’s shares will assure a quorum is present at the Annual Meeting.

As to the election of directors, the Proxy Card being provided by the Board of Directors enables a stockholder to vote FOR the election of the four nominees proposed by the Board, or to WITHHOLD AUTHORITY to vote for the nominees being proposed.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld.

As to the ratification of Beard Miller Company LLP as the Company’s independent registered public accounting firm, by checking the appropriate box, a stockholder may: (i) vote FOR the ratification; (ii) vote AGAINST the ratification; or (iii) ABSTAIN from voting on the ratification.  The ratification of this matter shall be determined by a majority of the shares present and voting, without regard to broker non-votes or proxies marked ABSTAIN.

Management of the Company anticipates that the Mutual Holding Company, the majority stockholder of the Company, will vote all of its shares in favor of all the matters set forth above.  If the Mutual Holding Company votes all of its shares in favor of the election of the four nominees proposed by the Board and in favor of the ratification of Beard Miller Company LLP as the Company’s independent auditors, the approval of each such proposal would be assured.

Proxies solicited hereby will be returned to the Company and will be tabulated by an Inspector of Election designated by the Board of Directors of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups who beneficially own in excess of 5% of the common stock are required to file certain reports with the Securities and Exchange Commission (the “SEC”) regarding such ownership.  The following table sets forth, as of the Record Date, the shares of common stock beneficially owned by each person who was the beneficial owner of more than 5% of the Company’s outstanding shares of common stock, and all directors and executive officers of the Company as a group.

	Amount of Shares
	Owned and Nature	Percent of Shares
Name and Address of	of Beneficial	of Common Stock
Beneficial Owners	Ownership(1)	Outstanding

Principal Stockholders:

BFS Bancorp, MHC	9,257,500	69.77%
81 Court Street
Brooklyn, New York 11201

BFS Bancorp, MHC (2)	9,875,884	72.22%
and all Directors and Executive Officers
as a group (11 persons)

(1)
For purposes of this table, a person is deemed to be the beneficial owner of shares of common stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares.  The table includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

(2)
The Company’s executive officers and directors are also executive officers and directors of BFS Bancorp, MHC. Excluding shares held by BFS Bancorp, MHC, the Company’s executive officers and directors owned an aggregate of 618,384 shares, or 4.52% of the outstanding shares.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors consists of seven members, and is divided into three classes, with one class of directors elected each year. In addition, directors that have been appointed to the Board of Directors since the previous year’s Annual Meeting are required, in accordance with the Company’s bylaws, to stand for election at the next Annual Meeting regardless of which class they serve.  Directors of the Company are generally elected to serve for a three-year period and until their respective successors have been elected and qualified.  At the Annual Meeting, two directors will be elected to serve for a three-year period, one director will be elected to serve for a two-year period and one director will be elected to serve for a one-year period and each until his or her successor has been elected and shall qualify. The Board of Directors has nominated the following individuals as directors at the Annual Meeting: Daniel O. Reich and John C. Gallin for election to a three-year term, Robert J. A. Zito for election to a two-year term and Arthur R. Williams for election to a one-year term.

The table below sets forth certain information as of January 3, 2008 regarding the composition of the Company’s Board of Directors, including the terms of office of Board members, and information regarding the executive officers of the Company and of Brooklyn Federal Savings Bank, the Company’s principal operating subsidiary.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Annual Meeting for the election of the nominees identified below.  If a nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend.  At this time, the Board of Directors knows of no reason why any of the nominees would be unable to serve if elected.  Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

Name(1)	Age(2)	Positions Held	Director Since(3)	Current Term to Expire	Shares of Common Stock Beneficially Owned on Record Date(4)	Percent of Class

NOMINEES

Daniel O. Reich	75	Director	1985	2008	47,546	*
John C. Gallin	66	Director	1986	2008	39,861	*
Robert J. A. Zito	51	Director	2007	2008	100	*
Arthur R. Williams	53	Director	2007	2008	200	*

DIRECTORS

Angelo J. Di Lorenzo	66	Chief Executive Officer and Vice Chairman	1976	2009	180,964	(5)	1.35
Vincent E. Caccese	93	Director	1975	2009	38,585		*
John A. Loconsolo	87	Chairman of the Board	1980	2010	65,423		*

All directors and executive officers as a group (11 persons)					618,384	(6)	4.52

*	Less than 1.0%
(1)
The mailing address for each person listed is 81 Court Street, Brooklyn, New York 11201.  Each of the persons listed is also a director of BFS Bancorp, MHC, which owns the majority of the Company’s issued and outstanding shares of common stock.

(2)	As of September 30, 2007.
(3)	Reflects initial appointment to the Board of Directors of the mutual predecessor to Brooklyn Federal Savings Bank, if applicable.
(4)	See definition of “beneficial ownership” in the table “Security Ownership of Certain Beneficial Owners.”
(5)
Includes 3,416 shares of common stock allocated to the account of the executive officer under Brooklyn Federal Savings Bank’s ESOP.  Under the terms of the ESOP, shares of common stock allocated to the accounts of employees are voted in accordance with the instructions of the respective employees.  Unallocated shares are voted by the ESOP trustee in the manner calculated to most accurately reflect the instructions it has received from the participants regarding the allocated shares, unless its fiduciary duties require otherwise.

(6)	Includes 12,907 shares of common stock allocated to the accounts of executive officers under Brooklyn Federal Savings Bank’s ESOP.

The principal occupation during the past five years of each director, nominee for director and executive officer of the Company is set forth below.  All such persons have held their present positions for five years unless otherwise stated.

Directors

Daniel O. Reich.  Mr. Reich is Chairman of Reich Paper, Inc., an importer and marketer of proprietary paper brands for graphic arts applications.

John C. Gallin.  Mr. Gallin is retired.  He previously was President and the majority owner of John Gallin & Son, Inc., a building contractor.

Robert J. A. Zito.  Mr. Zito is a partner in the Wall Street law firm Carter Ledyard & Milburn LLP, having joined the firm in 2007.  Prior to joining Carter Ledyard & Milburn LLP, Mr. Zito was a partner in the New York office of Schiff Hardin LLP.

Arthur R. Williams.  Mr. Williams is a certified public accountant and has served as a partner of the certified public accounting practice of A&A Williams LLP, Shelter Island, New York since 1993.

Angelo J. Di Lorenzo.  Mr. Di Lorenzo serves as Chief Executive Officer, a position he has held since 1972.  Mr. Di Lorenzo served as Chief Executive Officer and President of the Bank from 1972 to January 1, 2008 and has served as a director since 1976.

Vincent E. Caccese.  Mr. Caccese is a self-employed attorney at law.

John A. Loconsolo.  Mr. Loconsolo is President of Locon Corp., a real estate holding company of New York City properties, President of Loconsolo, Properties, L.L.C., a real estate holding company of New Jersey properties and President of Jack Loconsolo & Co., a wholesale and retail paint, wallpaper and sundries distributor.

Executive Officers Who Are Not a Director

Richard A. Kielty.  Mr. Kielty has been employed at the Bank since 1970, and became President and Chief Operating Officer effective January 1, 2008.  Prior to that, he served as Chief Financial Officer since 2002.

Marc Leno.  Mr. Leno has been Chief Lending Officer at the Bank since 2001.  Prior to that he was a commercial mortgage-lending officer at various local financial institutions.

Marilyn Alberici.  Ms. Alberici has been Loan Servicing Officer since 1981.

Ralph Walther.  Mr. Walther became Vice President and Chief Financial Officer effective January 1, 2008.  Prior to that he served as Vice President and Controller since 2005.  Prior to that he was a Vice President and Investment Accounting Officer at New York Community Bank and Vice President and Controller at Richmond County Savings Bank.

Section 16(a) Beneficial Ownership Reporting Compliance

The Common Stock is registered with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”).  The officers and directors of the Company and beneficial owners of greater than 10% of the Common Stock are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock.  SEC rules require disclosure in the Company’s Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Common Stock to file a Form 3, 4, or 5 on a timely basis.  Based on the Company’s review of ownership reports, a Form 3 for Director Zito was filed late and no other officer or director failed to file ownership reports on a timely basis for the fiscal year ended September 30, 2007.

Board Independence

The Board of Directors has determined that except for Mr. Di Lorenzo, each member of the Board is an “independent director” within the meaning of the NASDAQ corporate governance listing standards.  Mr. Di Lorenzo is not considered independent because he is an executive officer of the Company.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of the Company and the Bank, including the principal executive officer, principal financial officer, principal accounting officer or controller, and all persons performing similar functions.  The Code of Business Conduct and Ethics is posted on the Bank’s website at www.brooklynbank.com.  Amendments to and waivers from the Code of Business Conduct and Ethics will also be disclosed on the Bank’s website.

Meetings and Committees of the Board of Directors

General.  The business of the Company is conducted at regular and special meetings of the full Board and its standing committees. The standing committees include the Executive Committee, the Nominating Committee, the Audit Committee and Compensation Committee. During the fiscal year ended September 30, 2007, the Board of Directors held 12 regular meetings and all of the Company’s directors as of the previous years Annual Meeting attended such meeting. No member of the Board or any committee thereof attended fewer than 75% of said meetings. Executive sessions of independent directors are held on a regularly scheduled basis.

Executive Committee.  The Executive Committee consists of directors Vincent E. Caccese, John A. Loconsolo, Daniel O. Reich, John C. Gallin and Angelo J. Di Lorenzo.  The Executive Committee is authorized to act with the same authority as the board of directors of the Company between meetings of the Board.  The Executive Committee met one time during the fiscal year ended September 30, 2007.

Nominating Committee.  The Nominating Committee consists of directors Vincent E. Caccese (Chairman), Daniel O. Reich, John C. Gallin and Angelo J. Di Lorenzo.  Each member of the Nominating Committee, except for Mr. Di Lorenzo, is considered “independent” as defined in the NASDAQ corporate governance listing standards.  The Nominating Committee met four times during the fiscal year ended September 30, 2007.  The Board of Directors has adopted a written charter for the Nominating Committee which is available on the Company’s website at www.brooklynbank.com.

The functions of the Nominating Committee include the following:

•	to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;

•	to review and monitor compliance with the requirements for board independence;

•	to review the committee structure and make recommendations to the Board regarding committee membership;

•	to develop and recommend to the Board for its approval a set of corporate governance guidelines; and

•	to develop and recommend to the Board for its approval a self-evaluation process for the Board and its committees.

The Nominating Committee intends to identify nominees by first evaluating the current members of the Board of Directors willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not wish to continue in service, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members.  In addition, the Committee may engage a third party to assist in the identification of director nominees.  The Nominating Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with the Company’s;

•	has had experiences and achievements that have given him or her the ability to exercise good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

Finally, the Nominating Committee will take into account whether a candidate satisfies the criteria for “independence” under the NASDAQ corporate governance listing standards, and if a nominee is sought for service on the audit committee, the financial and accounting expertise of a candidate, including whether the individual qualifies as an audit committee financial expert.

Procedures for the Recommendation by Stockholders of Director Nominees.  The Nominating Committee has adopted procedures for the submission of recommendations for candidates by stockholders.  If a determination is made that an additional candidate is needed for the Board, the Nominating Committee will consider recommended candidates submitted by the Company’s stockholders. Stockholders can submit qualified names of candidates for director by writing to our Corporate Secretary, at 81 Court Street, Brooklyn, New York 11201.  To be considered timely, the Corporate Secretary must receive a submission not less than 90 days prior to the date of the mailing date of the proxy statement relating to the preceding year’s annual meeting. The submission must include the following information:

•
the name and address of the stockholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	the name, address and contact information for the candidate as well as a statement of the candidate’s business and educational experience;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship between the proposing stockholder and the Company; and

•	a written consent that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Submissions that are received and that meet the criteria outlined above are forwarded to the Chairman of the Nominating Committee for further review and consideration.  A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in this proxy statement under the heading “Stockholder Proposals.”

Stockholder Communications with the Board.  A stockholder of the Company who wishes to communicate with the Board or with any individual director may write to the Corporate Secretary of the Company, 81 Court Street, Brooklyn, New York 11201, Attention:  Board Administration.  The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership.  Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company or a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

The Audit Committee. The Audit Committee consists of directors John C. Gallin (Chairman), Arthur R. Williams, Daniel O. Reich and Robert J. A. Zito.  Each member of the Audit Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards and under SEC Rule 10A-3. The Board of Directors has determined that director John C. Gallin qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the SEC. The duties and responsibilities of the Audit Committee include, among other things:

•	retaining, overseeing and evaluating a firm of independent certified public auditors to audit the Company’s annual financial statements;

•	in consultation with the independent auditors and the internal auditor, reviewing the integrity of the Company’s financial reporting processes, both internal and external;

•	approving the scope of the audit in advance;

•	reviewing the financial statements and the audit report with management and the independent auditors;

•	considering whether the provision by the external auditors of services not related to the annual audit and quarterly reviews is consistent with maintaining the auditor’s independence;

•	reviewing earnings and financial releases and quarterly reports filed with the SEC;

•	consulting with the internal audit company and reviewing management’s administration of the system of internal accounting controls;

•	approving all engagements for audit and non-audit services by the independent auditors; and

•	reviewing the adequacy of the audit committee charter.

The Audit Committee met 13 times during the fiscal year ended September 30, 2007.  The Audit Committee reports to the Board on its activities and findings.  The Board of Directors has adopted a written charter for the Audit Committee which is available on the Company’s website at www.brooklynbank.com.

Audit Committee Report.  The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting material,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended.

The Audit Committee has prepared the following report for inclusion in this Proxy Statement:

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2007;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•
Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence.  In addition, the Audit Committee approved the appointment of Beard Miller Company LLP as the Company’s independent auditors for the fiscal year ending September 30, 2008, subject to the ratification of the appointment by the stockholders.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report has been provided by the Audit Committee:

John C. Gallin
Daniel O. Reich
Robert J. A. Zito
Arthur R. Williams

Transactions with Certain Related Persons

Federal law and regulation generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.  However, applicable regulations permit executive officers and directors to receive the same terms through loan programs that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees.  Brooklyn Federal Savings Bank makes loans to its directors, officers and employees on the same rates and terms it offers to the general public.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from:  (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director.  There are several exceptions to this general prohibition, one of which is applicable to Brooklyn Federal Savings Bank.  Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act.  All loans to the Company’s directors and officers are made in conformity with the Federal Reserve Act and Regulation O.  The aggregate amount of our loans to our officers and directors and their related entities was $279,500 at September 30, 2007.  These loans were performing according to their original terms at September 30, 2007.

Executive Compensation

Compensation Committee.  The Compensation Committee consists of Directors Daniel O. Reich (Chairman), John A. Loconsolo, John C. Gallin and Robert J. A. Zito.  The Compensation Committee is authorized to establish the Company’s compensation policies and review compensation matters.  The Compensation Committee met nine times during the fiscal year ended September 30, 2007.

Compensation Committee Interlocks and Insider Participation.  The Compensation Committee is composed entirely of independent directors.  None of these directors had any transactions or relationships with the Company in 2007 requiring specific disclosures under SEC requirements.

Compensation Committee Report.  Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report has been provided by the Compensation Committee:

Daniel O. Reich
John A. Loconsolo
John C. Gallin
Robert J. A. Zito

Compensation Discussion and Analysis

Compensation Philosophy and Objectives.  The goal of the Compensation Committee is to enable the Company and Brooklyn Federal Savings Bank to attract, develop and retain talented executive officers capable of maximizing the Company’s performance for the benefit of shareholders. The Compensation Committee has adopted a compensation strategy that seeks to provide competitive, performance-based compensation that is aligned with the financial and stock performance of the Company.  The compensation program has three key elements of total direct compensation: base salary, annual incentive compensation and long-term incentives.  Another element of the compensation program is benefits.  We base our compensation decisions as a public company on several basic principles:

•
Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels among our peers who provide similar financial services in the markets we serve.  We seek to attract and retain talent needed to succeed in a competitive market environment.

•
Aligning with Shareholders – We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interest with the interests of our shareholders.

•	Driving Performance – We structure compensation around the attainment of company-wide and individual targets that return positive results to our bottom line.

•
Reflecting a Balanced Approach – We seek to balance the sometimes competing needs of external competitiveness, internal consistency, organizational economics, management flexibility and simplicity of administration.

In pursuit of this philosophy and objectives, the Compensation Committee is responsible for establishing and overseeing the compensation programs for the Company’s and Brooklyn Federal Savings Bank’s executive officers, annually reviewing and approving the compensation of the Chief Executive Officer and reviewing and approving the Chief Executive Officer’s recommendations regarding the compensation of the other executive officers.

The Compensation Committee does not use strict numerical formulas to determine changes in compensation of the Chief Executive Officer and other executive officers, and it weighs a variety of different factors in its deliberations.  However, in determining compensation, the Compensation Committee has emphasized and expects to continue to emphasize the profitability and scope of the Company’s operations, the experience, expertise and management skills of the executive officers and their roles in the success of the Company, as well as compensation surveys prepared by professional organizations regarding compensation paid to executives performing similar duties for similarly-sized banking institutions located in urban areas of the northeastern United States. While the Compensation Committee considered each of the quantitative and non-quantitative factors described above, such factors were not assigned a specific weight in evaluating the performance of the Chief Executive Officer and other executive officers.  Rather, all factors were considered.

Elements of The Compensation Package

The Compensation Committee used a total compensation approach in establishing executive compensation opportunities, consisting of three key elements of total direct compensation: base salary, annual incentives and long-term incentives, such as stock option and restricted stock awards.

Base Salaries

Executive officer base salary levels are evaluated by the Compensation Committee on an annual basis.  In general, salary ranges are developed considering the results of the independent review of the competitiveness of the total compensation program, the individual’s performance and contribution to the long-term goals of Brooklyn Federal Savings Bank, recent operating results, performance targets and other relevant factors.  Each executive officer’s base salary level is targeted to these ranges considering the executive officer’s performance and contribution, leadership, operational effectiveness and experience in the industry.

In establishing base salaries for the fiscal year ended September 30, 2007, the Compensation Committee considered Brooklyn Federal Savings Bank’s financial performance, which did meet expectations, and peer group data.  The Committee determined that increases in base salary would be warranted for Mr. Di Lorenzo for the fiscal year ended September 30, 2007.  Accordingly, Mr. Di Lorenzo received an annual base salary increase of $20,000 from the previous fiscal year.  The Compensation Committee felt that Mr. Di Lorenzo’s expertise and personalized management style provided the leadership, work ethic and vision necessary to create an enduring environment in which senior management was able to support the Company’s various short-term and long-term objectives, including but not limited to securing a new branch site and establishing and implementing a succession plan.

The Compensation Committee reviewed similar considerations for each of the other named executive officers and determined that increases were appropriate for Messrs. Kielty, Leno and Walther and Ms. Alberici based upon their performance and to maintain competitive base salary levels.  Accordingly, Messrs. Kielty, Leno and Walther and Ms. Alberici received an annual base salary increase of $10,000, $17,182, $35,700 and $6,000, respectively.

Annual Incentives

The Compensation Committee determines total payments under the Company’s annual incentive compensation program which are based on the achievement of annual performance objectives, including Brooklyn Federal Savings Bank’s financial performance compared to budgeted projections, the prior year’s financial performance and the financial performance of certain competitors.  The Compensation Committee determines the Chief Executive Officer’s annual incentive compensation and reviews and approves  the Chief Executive Officer’s recommendation of annual incentive compensation for other individual executive officers,  based on Brooklyn Federal Savings Bank’s financial performance and the performance of the individual executive.  The Compensation

Committee believes that this methodology provides a direct link between financial performance and actual compensation.

Employee Stock Ownership Plan and Trust.  The Bank sponsors the Brooklyn Federal Savings Bank Employee Stock Ownership Plan for the benefit of its employees.  Employees who are at least 21 years old with at least two years of service during which the employee has completed at least 1,000 hours of service with the Bank are eligible to participate.  As part of Brooklyn Federal Savings Bank’s 2005 reorganization and stock offering, the employee stock ownership plan trust borrowed funds from the Company and used those funds to purchase a number of shares equal to 8% of the common stock sold in the offering (317,400 shares).  Collateral for the loan is the common stock purchased by the employee stock ownership plan.  The loan will be repaid principally from the Bank’s discretionary contributions to the employee stock ownership plan over a period of up to 20 years.  The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments.  Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation.  Participants will be 100% vested in benefits under the plan upon completion of two years of credited service, with credit given to participants for years of credited service with the Bank’s mutual predecessor.  A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan).  Vested benefits will be payable in the form of common stock and/or cash.  The Bank’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits.  Therefore, benefits payable under the employee stock ownership plan cannot be estimated.  Pursuant to SOP 93-6, we are required to record compensation expense each year in an amount equal to the fair market value of the shares released or committed to be released from the suspense account.  In the event of a change in control, the employee stock ownership plan will terminate and participants will become fully vested in their account balances.

Long-term Incentives

Stock-Based Incentive Plan. The Company has adopted the Brooklyn Federal Bancorp, Inc. 2006 Stock-Based Incentive Plan (the “Incentive Plan”), to provide officers, employees and directors of the Company and Brooklyn Federal Savings Bank with additional incentives to promote the growth and performance of the Company.  Stockholders approved the Incentive Plan on April 11, 2006.  Under this plan, individuals may receive awards of common stock and grants of options to purchase common stock.  The Compensation Committee believes that stock ownership provides a significant incentive in building stockholder value by further aligning the interests of officers and employees with stockholders.  The importance of this component of compensation increases as the Company’s common stock appreciates in value.  In addition, stock option grants and stock awards vest over seven and five years, respectively, thereby providing an additional retention incentive.

The Incentive Plan authorizes the issuance of up to 907,235 shares of Company common stock pursuant to grants of incentive and non-statutory stock options, stock appreciation rights, and restricted stock awards.  No more than 259,210 shares may be issued as restricted stock awards, and no more than 648,025 shares may be issued pursuant to the exercise of stock options; provided however, that subject to Office of Thrift Supervision approval, and without increasing the number of shares available for award under the Incentive Plan (907,235), the maximum number of shares of the Company’s common stock that may be awarded as restricted stock awards may be increased by up to 100,000 shares in the event shares that underlie or are subject to awards for stock options become available for future awards as a result of forfeiture, cancellation or any other reason pursuant to Section 5(c) of the Incentive Plan.

Employees and outside directors of the Company or its subsidiaries are eligible to receive awards under the Incentive Plan.

Awards may be granted in a combination of incentive and non-statutory stock options, stock appreciation rights or restricted stock awards as follows.

(i)            Stock Options.  A stock option gives the recipient or “optionee” the right to purchase shares of common stock at a specified price for a specified period of time.  The exercise price may not be less than the fair market value on the date the stock option is granted.  Fair market value for purposes of the Incentive Plan means the final sales price of Company’s common stock as reported on the NASDAQ Stock Market on the date the option is granted, or if the Company’s common stock was not traded on such date, then on the day prior to such date or on the next preceding day on which the Company’s common stock was traded, and without regard to after-hours trading activity.  However, if the Company’s common stock is not reported on the NASDAQ Stock Market (or over-the-counter market), fair market value will mean the average sale price of all shares of Company common stock sold during the 30-day period immediately preceding the date on which such stock option was granted, and if no shares of stock have been sold within such 30-day period, the average sale price of the last three sales of Company common stock sold during the 90-day period immediately preceding the date on which such stock option was granted.  The Committee will determine the fair market value if it cannot be determined in the manner described above.

Stock options are either “incentive” stock options or “non-qualified” stock options.  Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code.  Only employees are eligible to receive incentive stock options.  Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of exercise (i) either in cash or with stock of the Company which was owned by the participant for at least six months prior to delivery, or (ii) by reduction in the number of shares deliverable pursuant to the stock option, or (iii) subject to a “cashless exercise” through a third party.  Cash may be paid in lieu of any fractional shares under the Incentive Plan and generally no fewer than 100 shares may be purchased on exercise of an award unless the total number of shares available for purchase or exercise pursuant to an award is less than 100 shares.  Stock options are subject to vesting conditions and restrictions as determined by the Committee.

(ii)            Stock Appreciation Rights.  Stock appreciation rights give the recipient the right to receive a payment in Company common stock of an amount equal to the excess of the fair market value of a specified number of shares of Company common stock on the date of the exercise of the stock appreciation rights over the fair market value of the common stock on the date of grant of the stock appreciation right, as set forth in the recipient’s award agreement.  Stock appreciation rights will not be granted unless (i) the stock appreciation right is settled solely in Company common stock; and (ii) there is no further ability to defer the income received on the exercise of the stock appreciation right.

(iii)            Stock Awards.  Stock awards under the Incentive Plan will be granted only in whole shares of common stock.  Stock awards will be subject to conditions established by the Committee which are set forth in the award agreement.  Any stock award granted under the Incentive Plan will be subject to vesting as determined by the Committee.  Awards will be evidenced by agreements approved by the Committee, which set forth the terms and conditions of each award.

Generally, all awards, except non-statutory stock options, granted under the Incentive Plan will be nontransferable except by will or in accordance with the laws of intestate succession.  Stock awards may be transferable pursuant to a qualified domestic relations order.  At the Committee’s sole discretion, non-statutory stock options may be transferred for valid estate planning purposes that are permitted by the Code and the Exchange Act.  During the life of the participant, awards can only be exercised by him or her.  The Committee may permit a participant to designate a beneficiary to exercise or receive any rights that may exist under the Incentive Plan upon the participant’s death.  Upon the occurrence of an event constituting a change in control of the Company as defined in the Incentive Plan, all stock options will become fully vested, and all stock awards then outstanding will vest free of restrictions.

Executive Officer Compensation

Summary Compensation Table. The following table sets forth for the fiscal year ended September 30, 2007, certain information as to the total remuneration paid by the Bank to its Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Bank who received salary and bonus in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (4)	Option Awards($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (9)	Total ($)
Angelo J. Di Lorenzo, Chief Executive Officer(1)	2007	329,853	70,000	893,691	491,214	304,545	(6)	34,136	2,123,439

Richard A. Kielty, President and Chief Operating Officer(2)	2007	168,871	29,008	541,475	280,960	78,320	(7)	25,035	1,123,669

Marc Leno, Senior Vice President and Chief Lending Officer	2007	156,995	25,507	376,700	292,790	–		106,333	958,325

Marilyn Alberici, Senior Vice President and Loan Servicing Officer	2007	120,177	17,508	327,800	140,550	7,285	(8)	9,885	623,205

Ralph Walther, Vice President and Chief Financial Officer(3)	2007	131,119	17,145	127,425	132,565	–		6,209	414,463

(1)  Mr. Di Lorenzo served as President and Chief Executive Officer during the fiscal year ended September 30, 2007.
(2)  Mr. Kielty served as Executive Vice President and Chief Financial Officer during the fiscal year ended September 30, 2007.
(3)  Mr. Walther served as Vice President and Controller during the fiscal year ended September 30, 2007.
(4)  The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123(R), of restricted stock awards pursuant to the Brooklyn Federal Bancorp, Inc. 2006 Stock-Based Incentive Plan.  Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended September 30, 2007 included in our Annual Report on Form 10-K.
(5)  The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123(R), of stock options pursuant to the Brooklyn Federal Bancorp, Inc. 2006 Stock-Based Incentive Plan.  Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended September 30, 2007 included in our Annual Report on Form 10-K.
(6)   Represents $238,433 and $66,112 increase in value to Mr. Di Lorenzo’s Supplemental Executive Retirement Plan Agreement and Split Dollar Death Benefit Plan.
(7)     Represents $52,651 and $25,669 increase in value to Mr. Kielty’s Supplemental Executive Retirement Plan Agreement and Split Dollar Death Benefit Plan.
(8)     Represents $7,285 increase in value to Ms. Alberici’s Split Dollar Death Benefit Plan.

(9)            All other compensation includes the following:

	Reimbursement for Unused Sick Leave ($)	REIT Board Fees ($)	ESOP ($)	Mortgage Commission ($)	Automobile Allowance ($)	Total ($)
Angelo J. Di Lorenzo	7,466	6,450	11,805	—	8,415	34,136
Richard A. Kielty	4,008	6,375	10,592	—	4,060	25,035
Marilyn Alberici	2,679	—	7,206	—	—	9,885
Marc Leno	3,605	—	11,805	86,431	4,492	106,333
Ralph Walther	2,638	—	—	—	3,571	6,209

Outstanding Equity Awards at Year End.  The following table sets forth information with respect to our outstanding equity awards as of September 30, 2007 for our named executive officers.

		Outstanding Equity Awards at Fiscal Year End
		Option Awards			Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested ($)	Market value of shares or units of stock that have not vested ($)

Angelo J. Di Lorenzo, Chief Executive Officer	1/16/2007	125,000	13.30	1/16/2017	—	—
	8/21/2007	4,600	13.74	8/21/2017	—	—

Richard A. Kielty, President and Chief Operating Officer	1/16/2007	80,000	13.30	1/16/2017	—	—
	8/21/2007	12,000	13.74	8/21/2017	—	—

Marc Leno, Senior Vice President and Chief Lending Officer	1/16/2007	65,000	13.30	1/16/2017	26,000	357,500	(1)
	6/19/2007	—	—	—	2,000	27,500	(1)
	8/21/2007	11,000	13.74	8/21/2017	—	—

Marilyn Alberici, Senior Vice President and Loan Servicing Officer	1/16/2007	50,000	13.30	1/16/2017	—	—
	8/21/2007	5,000	13.74	8/21/2017	—	—

Ralph Walther, Vice President and Chief Financial Officer	1/16/2007	22,500	13.30	1/16/2017	9,000	123,750	(1)
	6/19/2007	—	—	—	500	6,875	(1)
	8/21/2007	11,000	13.74	8/21/2017	—	—

(1)            Represents market value based on the closing market price of the Company’s common stock of $13.75 on September 30, 2007.

Options Exercised and Stock Vested.  The following table sets forth information with respect to option exercises and common stock awards that have vested during the year ended September 30, 2007.

	Option Exercises and Stock Vested for the Fiscal Year
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Angelo J. Di Lorenzo, Chief Executive Officer	—	—	50,000	665,000	(2)
	—	—	14,802	228,691	(3)

Richard A. Kielty, President and Chief Operating Officer	—	—	32,000	425,600	(2)
	—	—	7,500	115,875	(3)

Marilyn Alberici, Senior Vice President and Loan Servicing Officer	—	—	20,000	266,000	(2)
	—	—	4,000	61,800	(3)

(1)	The value realized on vesting represents the market value on the day the stock is vested.
(2)	The market value on the day of vesting was $13.30.
(3)	The market value on the day of vesting was $15.45.

Pension Benefits.  The following table sets forth information with respect to pension benefits at and for the year ended September 30, 2007 for the named executive officers.

Pension Benefits for the Fiscal Year
Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Angelo J. Di Lorenzo, Chief Executive Officer	Brooklyn Federal Savings Money Purchase Plan	46	972,211	18,792

Richard A. Kielty, President and Chief Operating Officer	Brooklyn Federal Savings Money Purchase Plan	37	552,114	16,462

Marilyn Alberici, Senior Vice President and Loan Servicing Officer	Brooklyn Federal Savings Money Purchase Plan	33	270,528	9,955

Marc Leno, Senior Vice President and Chief Lending Officer	Brooklyn Federal Savings Money Purchase Plan	6	57,605	18,792

Ralph Walther, Vice President and Chief Financial Officer	Brooklyn Federal Savings Money Purchase Plan	2	—	—

Benefit Plans and Arrangements

Employment Agreements.  The Bank entered into similar employment agreements with each of Messrs. Di Lorenzo, Kielty, Leno, Walther and Ms. Alberici.  The employment agreements with Messrs. Di Lorenzo and Kielty were initially dated as of April 1, 2005, and the employment agreements with Mr. Leno and Ms. Alberici were initially dated as of February 1, 2006.  Each of the employment agreements were amended and restated effective as of January 1, 2008 except Mr. Walther’s employment agreement which was initially effective as of January 1, 2008, in order to conform the agreement to changes in the tax laws under Section 409A of the Internal Revenue Code and the regulations issued thereunder.  The Company is a signatory to each of the agreements for the sole purpose of guaranteeing payments thereunder.  Each of these agreements with Messrs. Di Lorenzo and Kielty have a term of three years and each of the agreements with Messrs. Leno and Walther, and Ms. Alberici have a term of two years.  On January 1 of each year the employment agreements renew for an additional year so that the remaining term will be three years (or two years for Messrs. Leno and Walther and Ms. Alberici), unless notice of nonrenewal is provided to the executives prior to such anniversary date.  The disinterested members of the Board are required to conduct an annual performance evaluation of each executive for purposes of determining whether to renew the employment agreement.  Under the agreements, the base salaries for Messrs. Di Lorenzo, Kielty, Leno, Walther and Ms. Alberici are $360,000, $200,000, $173,382, $150,000 and $121,905 respectively.  In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees.  The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits under the employment agreement for any period after termination.

 Certain events resulting in the executive’s termination or resignation entitle the executive to payments of severance benefits following termination of employment.  In the event the executive’s employment is terminated for reasons other than for cause, disability or retirement, or if executive is involuntarily terminated in connection with or following a change in control, or in the event the executive resigns during the term of the agreement following (i) failure to elect or reelect or to appoint or reappoint the executive to his or her executive position, (ii) a material change in the nature or scope of the executive’s authority, (iii) the liquidation or dissolution of the Bank or the Company that would affect the status of the executive, (iv) a reduction in the executive’s annual compensation, or a relocation of the executive’s principal place of employment by more than 25 miles, or (v) a material breach of the employment agreement by the Bank, then the executive would be entitled to a severance payment under the agreement equal to three times (two times for Messrs. Leno and Walther and Ms. Alberici) the sum of the executive’s base salary and the highest rate of bonus awarded to the executive during the prior three years, payable in a lump sum.  In addition, the executive would be entitled, at no expense to the executive, to the continuation of substantially comparable life, and non-taxable medical, dental and disability coverage for 36 months (24 months for Messrs. Leno and Walther and Ms. Alberici) following the date of termination.  The executive would also receive a lump sum cash payment equal to the present value (discounted at 6%) of contributions that would have been made on his or her behalf under each of the Bank’s 401(k) plan, money purchase pension plan, and employee stock ownership plan or other defined contribution plans as if the executive had continued working for the 36-month period (24 months for Messrs. Leno and Walther and Ms. Alberici) following his or her termination of employment.  In the event that their employment has terminated for a reason entitling them to severance payments, Messrs. Di Lorenzo, Kielty, Leno, Walther and Ms. Alberici would receive an aggregate severance payment of approximately $984,064 $474,394, $550,664, $310,532 and $314,503, respectively, pursuant to their employment agreements based upon current levels of compensation.  In the event payments to the executive would result in an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, payments under the employment agreements with the Bank would be reduced in order to avoid this result.  Certain severance payments and other benefits to Messrs. Di Lorenzo, Kielty, Leno, Walther and Ms. Alberici may be delayed for up to six months following their “separation from service” with the Bank in the event the executive is determined to be a “specified employee” as defined in Code Section 409A.

Under each employment agreement, if an executive becomes “disabled,” as defined for purposes of Code Section 409A, the Bank shall continue to pay the executive’s salary for the longer of one year, or the remaining term of the agreement, reduced by payments to the executive under any applicable disability program.  In the event of executive’s death, his or her estate or beneficiaries will be paid executive’s base salary for one year from executive’s death, and will receive continued medical, dental, family and other benefits for one year.  Upon retirement at age 65 or such later date determined by the Board, executive will receive only those benefits to which he is entitled under any retirement plan of the Bank to which he or she is a party.

Upon termination of the executive’s employment other than in connection with a change in control, the executive agrees not to compete with the Bank for a period of one year following termination of employment within 25 miles of any existing branch of the Bank or any subsidiary of the Company, or within 25 miles of any office for which the Bank, or a subsidiary has filed an application for regulatory approval to establish an office, or to solicit employees or customers of the Bank during the same period.

Money Purchase Pension Plan.  On November 1, 1984, the Bank established the tax-qualified Brooklyn Federal Savings Bank Money Purchase Pension Plan for the benefit of its employees who are at least 21 years of age, and who have two years of employment with the Bank in which the employee has completed at least 1,000 hours of service.  Participants are 100% vested in their accounts upon entering the plan.  The Bank will make contributions each year under the plan in an amount equal to 5.4% of each participant’s total taxable compensation, up to a maximum limit of $230,000 in 2008 (as indexed), plus 5.4% of such compensation in excess of 80% of the Social Security Taxable Wage Base plus $1.00.  Amounts contributed to the plan are not taxable to participants until such amounts are withdrawn from the plan.  Participants will be entitled to receive a benefit under the plan if they have an account balance in the plan upon termination of employment due to normal or early retirement, death, disability or other separation from service.  Participants who are married when benefits begin will generally receive payments in the form of a joint and 50% survivor’s annuity, and unmarried participants will generally receive benefits in the form of a life annuity, unless an alternative form of payment is elected by the participant.  In the event a participant dies while employed by the Bank, 100% of the participant’s account balance will be used to provide such participant’s beneficiary with a death benefit.  For a married participant, the participant’s spouse will be the beneficiary of at least 50% of the death benefit, unless the participant’s spouse consents in writing to an alternative beneficiary designation.  Benefits upon a participant’s death are generally paid in the form of an annuity, unless an alternative distribution form is timely selected by the participant.

Split Dollar Death Benefits.  In November 1994, the Bank adopted collateral assignment Split Dollar Plan Agreements with Messrs. Di Lorenzo, Kielty, and Ms. Alberici.  Under these Split Dollar Plan Agreements, the bank officer owns the life insurance policy on his or her life and the Bank pays the premiums with an assignment by the bank officer to the Bank of the policy proceeds payable at death sufficient to repay all of the premium payments that the Bank has made on behalf of the bank officer.  At September 30, 2007, the aggregate net premiums paid by the Bank for the policies of Messrs. Di Lorenzo, Kielty and Ms. Alberici were $761,000, $408,000 and $108,000. Upon the death of the bank officer, the Bank will recover from the death benefit under the policy an amount sufficient to cover its net premium outlay.  Any residual death benefits amounts shall be paid to the beneficiary(ies) designated by the bank officer.  If the policy is cancelled for any reason during the lifetime of a bank officer, only the portion of the cash surrender value equal to the Bank’s net premium outlay shall be repaid to the Bank, and any excess shall be paid to the bank officer.

The Sarbanes-Oxley Act of 2002 generally prohibits a direct or indirect extension of credit from a publicly traded company or its subsidiary to any of its directors or executive officers, but it contains a specific exemption from such prohibition for loans made by a financial institution to its executive officers and directors that are in compliance with federal banking regulations.  The Sarbanes-Oxley Act provides that an extension of credit maintained on the date of enactment of the Sarbanes-Oxley Act will be “grandfathered” and will not be subject to Section 402, so long as there is no material modification to any term of any such extension of credit.  The ongoing payment of premiums by the Bank, which are repaid to the Bank from the proceeds of the policy on the death of the executive as set forth in the policy, may be considered a loan for purposes of the Sarbanes-Oxley Act.  However, the Split Dollar Plan Agreements do not permit the Bank to unilaterally discontinue the payment of premiums on the policies.  On the basis of these facts, the Company believes that to the extent that the split dollar arrangements may be considered loans, the arrangements are grandfathered under the Sarbanes-Oxley Act and are not prohibited.

Supplemental Executive Retirement Plan.  In April 1999, the Bank established a non-qualified supplemental executive retirement plan for Mr. Di Lorenzo, its president and chief executive officer, and for Mr. Kielty, its chief financial officer.  The 1999 plans were amended and restated in 2005 in order to conform the plans with changes in the tax laws and for certain other purposes, and were subsequently amended and restated effective as of December 1, 2007, in order to conform to changes in the tax laws under Code Section 409A and the regulations issued thereunder.  The 2007 supplemental executive retirement plan provides Mr. Di Lorenzo and Mr. Kielty with a supplemental retirement benefit following the executive’s retirement on or after age 65 equal to (a) 60% times the highest of the executive’s average annual compensation in any consecutive 36 month period during the 10 years prior to retirement, reduced by (b) the sum of (i) the annuitized value of executive’s benefits under the Bank’s Money Purchase Pension Plan payable as a single life annuity with 240 payments guaranteed; (ii) the annuitized value of executive’s benefit commencing at normal retirement, attributable to Bank contributions to the Bank’s 401(k) Plan payable as a single life annuity with 240 payments guaranteed; and (iii) the annuitized value of executive’s annual Social Security retirement benefit commencing at normal retirement.  Benefits under the supplemental executive retirement plan commence on the first day of the month following retirement from the Bank or the first day of the seventh month following termination of employment if required under the tax laws, and shall be payable for the longer of the executive’s life or 240 months.  Alternatively, the executive may elect in compliance with the tax laws to receive his benefit in a single lump sum payment or in installment payments over a period of up to 10 years.  The plans provide for a reduced benefit in the event the executive becomes disabled or is terminated in connection with a change in control prior to the executive’s 65th birthday.  If the executive terminates employment prior to normal retirement for a reason other than death, disability, or a change in control, executive will be entitled to the accrued benefit under the supplemental executive retirement plan as reflected on the financial statements of the Bank, annuitized and paid in installments over a 20 year period, or in a lump sum payment or in installments over a period of up to 10 years if elected by the executive in compliance with the tax laws.

The Bank has purchased single premium life insurance policies on the lives of the two executives in a face amount of $5.0 million in order to informally fund the benefit promised under the supplemental retirement plan and to provide cost recovery upon each executive’s death.  The Bank is the owner and beneficiary of the life insurance policies.

The supplemental executive retirement plans are considered unfunded plans for tax and ERISA purposes.  All obligations owing under the plans are payable from the general assets of the Bank, and are subject to the claims of the Bank’s creditors.  During the year ended September 30, 2007, the expense of the supplemental executive retirement plans to the Bank was approximately $291,085.

Potential Payments Under Termination or Change in Control Agreements.

Brooklyn Federal Savings Bank has entered into employment agreements with Messrs. Di Lorenzo, Kielty, Leno, Walther and Ms. Alberici. See “―Employment Agreements.”

The tables below reflect the amount of compensation to each of the named executive officers pursuant to such individual’s employment agreement in the event of termination of such executive’s employment, the value of benefits to Messrs. Di Lorenzo and Kielty under their respective supplemental executive retirement plan, and the value of restricted stock awards and stock options that vest in connection with certain events or termination of employment.  No payments are required due to a voluntary termination under the employment agreements (prior to a change in control).  The amount of compensation payable to each Named Executive Officer upon involuntary not-for-cause termination, termination following a change of control and in the event of disability or death is shown below.  The amounts shown assume that such termination was effective as of September 30, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination.  The actual amounts to be paid out can only be determined at the time of such executive’s separation from Brooklyn Federal Bancorp, Inc.

	Involuntary Termination		Involuntary Termination after Change in Control		Disability		Death		Retirement
Angelo J. Di Lorenzo
Employment Agreement	$1,347,014	(1)	$984,064	(2)	$765,000	(3)	$353,428	(4)	$—
Executive Supplemental Retirement Income Agreement (5)	1,333,587		1,333,587		1,333,587		1,333,587		1,333,587
Acceleration of Shares of Restricted Stock (6)	—		—		—		—		—
Acceleration of Stock Options (7)	—		56,296		56,296		56,296		56,296

Richard A. Kielty
Employment Agreement	$742,757	(8)	$474,394	(9)	$390,825	(10)	$192,408	(11)	$—
Executive Supplemental Retirement Income Agreement (12)	263,352		540,600		540,600		540,600		—
Acceleration of Shares of Restricted Stock (6)	—		—		—		—		—
Acceleration of Stock Options (7)	—		36,120		36,120		36,120		36,120

Marc Leno
Employment Agreement	$500,746	(13)	$550,664	(14)	$216,728	(15)	$192,894	(16)	$—
Acceleration of Shares of Restricted Stock (6)	—		385,000		385,000		385,000		—
Acceleration of Stock Options (7)	—		29,360		29,360		29,360		—

Ralph Walther
Employment Agreement	$380,725	(17)	$310,532	(18)	$300,000	(19)	$169,260	(20)	$—
Acceleration of Shares of Restricted Stock (6)	—		130,625		130,625		130,625		—
Acceleration of Stock Options (7)	—		10,235		10,235		10,235		—

Marilyn Alberici
Employment Agreement	$334,490	(21)	$314,503	(22)	$145,125	(23)	$123,180	(24)	$—
Acceleration of Shares of Restricted Stock (6)	—		—		—		—		—
Acceleration of Stock Options (7)	—		22,550		22,550		22,550		22,550

(1)            This amount represents (a) 3 times the sum of Mr. Di Lorenzo’s (i) base salary plus (ii) highest bonus during the prior 3 fiscal years, (b) bank contributions to continued life, medical, dental and disability insurance for 36 months following termination of employment, and (c) a lump sum equal to the present value of bank contributions that would have been made on Mr. Di Lorenzo’s behalf to the bank’s 401(k) plan, money purchase pension plan, and employee stock ownership plan as if Mr. Di Lorenzo had continued working for an additional 36 months.

(2)            This amount represents the estimated severance payments and benefits to Mr. Di Lorenzo on a change in control of the bank. Severance payments and benefits to Mr. Di Lorenzo on a change in control are reduced in order to avoid an “excess parachute payment” under Code Section 280G.

(3)            In the event of his disability, Mr. Di Lorenzo would receive his base salary for the longer of the remaining term of his employment agreement (e.g., 27 months), or one year, less amounts payable under any disability programs. This amount represents Mr. Di Lorenzo’s base salary for a period of 27 months, without any reduction for payments under bank sponsored disability programs.

(4)            In the event of his death, Mr. Di Lorenzo’s beneficiary would be entitled to receive Mr. Di Lorenzo’s base salary and medical, dental, family and other benefits for 1 year after his death.

(5)            Under his Executive Supplemental Retirement Income Agreement (“SERP”), Mr. Di Lorenzo is entitled to receive an annual supplemental retirement income benefit commencing at age 65 equal to (a) 60% of his average annual compensation over the consecutive 36 month period within the last 10 consecutive years of employment, reduced by (b) the sum of (i) the annuitized value of his benefits under the bank’s money purchase pension plan payable in the form of a single life annuity with 240 monthly payments guaranteed, (ii) the annuitized value of his annual benefit commencing at his normal retirement date, attributable to bank contributions to the bank’s 401(k) plan, payable in the form of a single life annuity with 240 monthly payments guaranteed, and (iii) the annuitized value of his Social Security benefits commencing at the normal retirement date.  As of September 30, 2007, Mr. Di Lorenzo had already attained age 65 and his benefits under the SERP are fully accrued.

(6)            This amount represents 28,000 and 9,500 unvested restricted stock awards that were previously granted to Messrs. Leno and Walther, respectively. Unvested awards fully vest upon death, disability, change in control of the bank or upon retirement following the attainment of (i) age 65, (ii) age 55 with 15 years of service with the bank, or (iii) 25 years of service with the bank. As of September 30, 2007, Mr. Di Lorenzo was over age 65, Mr. Kielty was age 60 with 37 years of service with the bank, and Ms. Alberici had 33 years of service with the bank, and all of them were eligible for retirement. On September 27, 2007, the bank’s board of directors accelerated vesting of all restricted stock awards previously granted to Messrs. Di Lorenzo and Kielty, and Ms. Alberici effective as of their date of grant.  As of September 30, 2007, Messrs. Leno and Walther were not eligible for retirement.  The shares were valued at $13.75 per share on September 30, 2007.

(7)            This amount represents 129,600, 92,000, 76,000, 55,000 and 33,500 unvested stock options that were previously granted to Mr. Di Lorenzo, Mr. Kielty, Mr. Leno, Ms. Alberici and Mr. Walther, respectively. Unvested stock options fully vest upon death, disability, change in control of the bank or upon retirement following the attainment of (i) age 65, (ii) age 55 with 15 years of service with the bank, or (iii) 25 years of service with the bank. As of September 30, 2007, Mr. Di Lorenzo was over age 65, Mr. Kielty was age 60 with 37 years of service with the bank, and Ms. Alberici had 33 years of service with the bank, and all of them were eligible for retirement. As of September 30, 2007, Messrs. Leno and Walther were not eligible for retirement.

(8)            This amount represents (a) 3 times the sum of Mr. Kielty’s (i) base salary plus (ii) highest bonus during the prior 3 fiscal years, (b) bank contributions to continued life, medical, dental and disability insurance for 36 months following termination of employment, and (c) a lump sum equal to the present value of bank contributions that would have been made on Mr. Kielty’s behalf to the bank’s 401(k) plan, money purchase pension plan, and employee stock ownership plan as if Mr. Kielty had continued working for an additional 36 months.

(9)            This amount represents the maximum severance payments and benefits to Mr. Kielty on a change in control of the bank. Severance payments and benefits to Mr. Kielty on a change in control will be reduced in order to avoid an “excess parachute payment” under Code Section 280G.

(10)            In the event of his disability, Mr. Kielty would receive his base salary for the longer of the remaining term of his employment agreement (e.g., 27 months), or one year, less amounts payable under any disability programs. This amount represents Mr. Kielty’s base salary for a period of 27 months, without any reduction for payments under bank sponsored disability programs.

(11)            In the event of his death, Mr. Kielty’s beneficiary would be entitled to receive Mr. Kielty’s base salary and medical, dental, family and other benefits for 1 year after his death.

(12)            Under his Executive Supplemental Retirement Income Agreement (“SERP”), Mr. Kielty is entitled to receive an annual supplemental retirement income benefit commencing at age 65 equal to (a) 60% of his average annual compensation over the consecutive 36 month period within the last 10 consecutive years of employment, reduced by (b) the sum of (i) the annuitized value of his benefits under the bank’s money purchase pension plan payable in the form of a single life annuity with 240 monthly payments guaranteed, (ii) the annuitized value of his annual benefit commencing at his normal retirement date, attributable to bank contributions to the bank’s 401(k) plan, payable in the form of a single life annuity with 240 monthly payments guaranteed, and (iii) the annuitized value of his Social Security benefits commencing at the normal retirement date. In the event of Mr. Kielty's retirement as of September 30, 2007, prior to reaching age 65, supplemental retirement benefits are reduced and Mr. Kielty would be entitled to the benefits payable under the column heading involuntary termination of employment.  Upon a change in control, Mr. Kielty is entitled to the full supplemental retirement benefit as if he worked through age 65, reduced by 3% for each 12 month period that the change in control occurs prior to Mr. Kielty’s 65th birthday.

(13)            This amount represents (a) 2 times the sum of Mr. Leno’s (i) base salary plus (ii) highest bonus during the prior 3 fiscal years, (b) bank contributions to continued life, medical, dental and disability insurance for 24 months following termination of employment, and (c) a lump sum equal to the present value of bank contributions that would have been made on Mr. Leno’s behalf to the bank’s 401(k) plan, money purchase pension plan, and employee stock ownership plan as if Mr. Leno had continued working for an additional 24 months.

(14)            This amount represents the estimated severance payments and benefits to Mr. Leno on a change in control of the bank. Severance payments and benefits to Mr. Leno on a change in control are reduced in order to avoid an “excess parachute payment” under Code Section 280G.

(15)            In the event of his disability, Mr. Leno would receive his base salary for the longer of the remaining term of his employment agreement (e.g., 15 months), or one year, less amounts payable under any disability programs. This amount represents Mr. Leno’s base salary for a period of 15 months, without any reduction for payments under bank sponsored disability programs.

(16)            In the event of his death, Mr. Leno’s beneficiary would be entitled to receive Mr. Leno’s base salary and medical, dental, family and other benefits for 1 year after his death.

(17)    This amount represents (a) 2 times the sum of Mr. Walther’s (i) base salary plus (ii) highest bonus during the prior 3 fiscal years, (b) bank contributions to continued life, medical, dental and disability insurance for 24 months following termination of employment, and (c) a lump sum equal to the present value of bank contributions that would have been made on Mr. Walther’s behalf to the bank’s 401(k) plan, money purchase pension plan, and employee stock ownership plan as if Mr. Walther had continued working for an additional 24 months. Mr. Walther’s employment agreement was effective on January 1, 2008.

(18)            This amount represents the estimated severance payments and benefits to Mr. Walther on a change in control of the bank. Severance payments and benefits to Mr. Walther on a change in control are reduced in order to avoid an “excess parachute payment” under Code Section 280G.

(19)            In the event of his disability, Mr. Walther would receive his base salary for the longer of the remaining term of his employment agreement (e.g., 24 months), or one year, less amounts payable under any disability programs. This amount represents Mr. Walther’s base salary for a period of 24 months, without any reduction for payments under bank sponsored disability programs.

(20)            In the event of his death, Mr. Walther’s beneficiary would be entitled to receive Mr. Walther’s base salary and medical, dental, family and other benefits for 1 year after his death.

(21)            This amount represents (a) 2 times the sum of Ms. Alberici’s (i) base salary plus (ii) highest bonus during the prior 3 fiscal years, (b) bank contributions to continued life, medical, dental and disability insurance for 24 months following termination of employment, and (c) a lump sum equal to the present value of bank contributions that would have been made on Ms. Alberici’s behalf to the bank’s 401(k) plan, money purchase pension plan, and employee stock ownership plan as if Ms. Alberici had continued working for an additional 24 months.

(22)            This amount represents the estimated severance payments and benefits to Ms. Alberici on a change in control of the bank. Severance payments and benefits to Ms. Alberici on a change in control are reduced in order to avoid an “excess parachute payment” under Code Section 280G.

(23)            In the event of her disability, Ms. Alberici would receive her base salary for the longer of the remaining term of her employment agreement (e.g., 15 months), or one year, less amounts payable under any disability programs. This amount represents Ms. Alberici’s base salary for a period of 15 months, without any reduction for payments under bank sponsored disability programs.

(24)            In the event of her death, Ms. Alberici’s beneficiary would be entitled to receive Ms. Alberici’s base salary and medical, dental, family and other benefits for 1 year after her death.

Directors’ Compensation

Director Fees.  The Bank pays each non-employee director a monthly fee of $2,430, a board attendance fee of $545 and a committee attendance fee of $725 for each committee meeting attended.  The Company pays a quarterly fee of $5,200 to each non-employee director.  The Bank subsidiary, BFS REIT, Inc., pays non-employee and employee directors a monthly board attendance fee of $600.  The Bank subsidiary, Thrift Investors Service Corp., pays each of two non-employee directors an annual meeting attendance fee of $150.  The consolidated Company paid fees in cash totaling $419,945 to directors for the fiscal year ended September 30, 2007.

Name	Fees earned or paid in cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
John A. Loconsolo	88,585	223,076	90,475	402,136
Daniel O. Reich	89,580	222,416	103,675	415,671
John C. Gallin	76,630	222,285	103,675	402,590
Vincent Caccese	83,280	223,723	77,000	384,003
Robert J. A. Zito	15,925	—	106,356	122,281
Arthur R. Williams	—	—	—	—
Salvatore Salibello(1)	65,945	—	—	65,945

(1)    Mr. Salibello resigned from the Board of Directors effective September 18, 2007.
(2)            The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123(R), of restricted stock awards pursuant to the Brooklyn Federal Bancorp, Inc. 2006 Stock-Based Incentive Plan.  Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended September 30, 2007 included in our Annual Report on Form 10-K.
(3)            The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123(R), of stock options pursuant to the Brooklyn Federal Bancorp, Inc. 2006 Stock-Based Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended September 30, 2007 included in our Annual Report on Form 10-K.

Mr. Salibello resigned from the Board of Directors effective September 18, 2007.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has approved the engagement of Beard Miller Company LLP to be the Company’s independent registered public accounting firm for the 2008 fiscal year, subject to the ratification of the engagement by the Company’s stockholders. Stockholder ratification of the selection of Beard Miller Company LLP is required by the Company’s Bylaws.  At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of Beard Miller Company LLP for the Company’s fiscal year ending September 30, 2008.  A representative of Beard Miller Company LLP is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement, if deemed appropriate.

Audit Fees.  The aggregate fees billed to the Company by Beard Miller Company LLP for professional services rendered by Beard Miller Company LLP for the audit of the Company’s annual financial statements, review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by Beard Miller Company LLP in connection with statutory and regulatory filings and engagements were $82,200 and $72,500 during the fiscal years ended September 30, 2007 and 2006, respectively.

In addition, the aggregate fees billed to the Company by KPMG for professional services rendered by KPMG for the audit of the Company’s 2006 annual financial statements, was $7,000, which was paid during the fiscal year ended September 30, 2007.

Audit Related Fees.  There were no fees billed to the Company by Beard Miller Company LLP in fiscal 2007 or fiscal 2006 for assurance and related services reasonably related to the performance of the audit of and review of the financial statements that are not already reported in “Audit Fees” above.

Tax Fees.  The aggregate fees billed to the Company by KPMG for tax compliance, tax advice and tax planning was $35,300 and $95,100 during the fiscal years ended September 30, 2007 and 2006, respectively.  These services included federal, state and city tax compliance services.

All Other Fees.  No other fees were billed to the Company by Beard Miller Company LLP during the fiscal years ended September 30, 2007 and 2006.  The full Audit Committee pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm and the related fees.

The Audit Committee considered whether the provision of non-audit services was compatible with maintaining the independence of its independent registered public accounting firm.  The Audit Committee concluded that performing such services in fiscal 2007 did not affect the independent registered public accounting firm’s independence in performing its function as auditors of the Company’s financial statements.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to a particular service or category of services and is generally subject to a specific budget.  The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary.  The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

In order to ratify the selection of Beard Miller Company LLP as the independent registered public accounting firm for the 2008 fiscal year, the proposal must receive at least a majority of the votes cast in person or by proxy without regard to broker non-votes or proxies marked abstain, in favor of such ratification.  The Board of Directors recommends a vote “FOR” the ratification of Beard Miller Company LLP, as the Company’s independent registered public accounting firm for the 2008 fiscal year.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive office, 81 Court Street, Brooklyn, New York 11201, no later than September 14, 2008. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement.  However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment.  The Board of Directors intends to exercise its discretionary authority to the fullest extent permitted under the Exchange Act.

ADVANCE NOTICE OF BUSINESS TO BE BROUGHT BEFORE AN ANNUAL MEETING

The Bylaws of the Company provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of the Company not less than five days prior to the date of the annual meeting.  No other proposal shall be acted upon at the annual meeting.  A stockholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the Secretary at least five days prior to the annual meeting, the proposal will be laid over for action at an adjourned, special or annual meeting taking place 30 days or more thereafter.

The date on which the next Annual Meeting of Stockholders is expected to be held is February 17, 2009. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the 2008 Annual Meeting of Stockholders must be made in writing and delivered to the Secretary of the Company no later than February 12, 2008.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by the Company.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock.  In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

The Company’s 2007 Annual Report to Stockholders has been mailed to all stockholders of record as of the Record Date.  Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing the Company.  Such Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2007, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO CORPORATE SECRETARY, BROOKLYN FEDERAL BANCORP, INC., 81 COURT STREET, BROOKLYN, NEW YORK 11201, OR CALL  (718) 855-8500.

BY ORDER OF THE BOARD OF DIRECTORS

Sandra E. Weiss
Corporate Secretary

Brooklyn, New York
January 11, 2008

REVOCABLE PROXY

BROOKLYN FEDERAL BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS
February 19, 2008

The undersigned hereby appoints the official proxy committee consisting of the Board of Directors with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at Brooklyn Federal Savings Bank’s main office, located at 81 Court Street, Brooklyn, New York on February 19, 2008, at 4:00 p.m., New York time.  The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	VOTE WITHHELD	FOR ALL EXCEPT
(except as marked to the contrary below)
1.	The election as directors of all nominees listed below.	☐	☐	☐

The following to serve for a three-year term-

Daniel O. Reich
John C. Gallin

The following to serve for a two-year term-

Robert J. A. Zito

The following to serve for a one-year term-

Arthur R. Williams

INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the line(s) below.

		FOR	AGAINST	ABSTAIN
2.	The ratification of Beard Miller Company LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 1 and Proposal 2.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.  This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The signatory acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a proxy statement dated January 11, 2008, and annual report to stockholders which includes audited financial statements.

Dated: _________________________	Check Box if You Plan ☐
to Attend Annual Meeting

______________________________	______________________________
PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

______________________________	______________________________
SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Please complete and date this proxy and return it promptly
in the enclosed postage-prepaid envelope.